Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is made and entered into as of November 18, 2024, by and between Spectral AI, Inc., a Delaware corporation (the “Company”), and Liqueous LP, a Delaware limited partnership, with offices at 19790 W Dixie Hwy #1201, Aventura, FL 33180 (the “Purchaser”). The Purchaser and the Company, each a “Party” and collectively, the “Parties.”

RECITALS

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company and the Purchaser desire to enter into this transaction to purchase the securities outlined herein under an effective shelf registration statement on Form S-3 (Registration Number 333-282681) (the “Registration Statement”), which has approximately $5,000,000 in unallocated securities registered thereunder. This Registration Statement has been declared effective in accordance with the Securities Act of 1933, as amended (the “Securities Act”), by the United States Securities and Exchange Commission (the “SEC”);

WHEREAS, the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), and, as applicable, pre-funded warrants to acquire Common Stock (the “Pre-Funded Warrants”), with an aggregate purchase amount of up to $5,000,000;

WHEREAS, the Purchaser may acquire Common Stock and Pre-Funded Warrants through one or more Closings by submitting one or more Purchase Notices (each, a “Purchase Notice”) based on the At-the-Market Value, which shall be confirmed on the day prior to the designated Closing Date and subject to repricing adjustments as outlined in this Agreement;

WHEREAS, the Common Stock and underlying shares issuable upon exercise of the Pre-Funded Warrants (collectively, the “Warrant Shares”) will be registered for resale by the Purchaser under the Registration Statement;

WHEREAS, each purchase of Common Stock and Pre-Funded Warrants will be limited to up to 4.99% of the outstanding Common Stock, with any balance exceeding such percentage acquired via Pre-Funded Warrants, exercisable at any time after issuance.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“At-the-Market Value” shall mean the lower of (i) the previous day’s closing price or (ii) the five (5) day average closing price as reported by Bloomberg or on the Nasdaq Capital Market’s website and in accordance with Nasdaq Rule 5635(d).

“Beneficial Ownership Limitation” means a limitation, not exceeding 4.99%, on the beneficial ownership of the Total Outstanding Shares owned by the Purchaser immediately following a Closing.

“Blanket Issuance Authorization” is an authorization granted by the Company’s board of directors permitting the issuance of shares equal to the total Commitment Amount, as outlined in this Agreement.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks and stock exchanges in New York City are authorized or required by law to close.

“Closing” means the completion of each purchase and sale of Securities pursuant to a Purchase Notice as described in Section 2.1.

“Closing Date” means the date(s) by which the Purchaser’s payment obligation must be fulfilled, provided that the following conditions have been met: (i) execution of all Transaction Documents, (ii) the Purchaser’s submission of a Purchase Notice and (iii) the Company’s delivery of Securities in accordance with the instructions provided on the preceding day.

“Commitment Amount” means the total dollar amount of the Company’s Securities that the Purchaser commits to purchase under the terms of this Agreement in an amount of up to $5,000,000 subject to the purchase limit of the Registration Statement.

“Commitment Period” means the period beginning on the Effective Date of this Agreement and ending on the earlier of (i) the date on which the Purchaser has purchased Securities equal to the Commitment Amount, (ii) the date on which the Registration Statement is no longer effective, or (iii) six (6) months from the effective date of this Agreement, unless extended or terminated earlier as per the terms of this Agreement.

“Common Stock” means the Company’s common stock, par value $0.0001 per share, and any class of securities into which such securities may hereafter be reclassified or changed.

“Daily Penalty” has the meaning set forth in Section 2.1.4(b).

“Delivery Failure” has the meaning set forth in Section 2.1.4, other than a Delivery Failure caused by an event pursuant to Section 5.8.

“DWAC” means the electronic transfer system used to deposit and withdraw securities at The Depository Trust Company in accordance with the Company’s Transfer Agent instructions.

“Effective Date” means the date on which this Agreement is executed by the Parties.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“ITAI” means the Irrevocable Transfer Agent Instructions that allow the Purchaser to direct the issuance and transfer of the Securities pursuant to this Agreement, held in the Share Reservation Instructions.

“Legal Opinion” is a legal opinion provided by the Company’s counsel confirming the eligibility of the Share Issuances, as outlined in this agreement, under the effective Registration Statement and applicable laws.

“Medallion Signature Waiver” means a waiver that negates the need for a Medallion Signature guarantee for the Purchaser when transferring shares, accompanied by an indemnity provision favoring the Transfer Agent against any related claims.

“MNPI” has the meaning set forth in Section 3.2.1.

“Person” means an individual, corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof), or other entity of any kind.

“Pre-Funded Warrant” means the warrants issued to the Purchaser in lieu of shares of Common Stock, as applicable, to comply with the Beneficial Ownership Limitation. Each Pre-Funded exercisable immediately upon issuance, at an exercise price of $0.001, in a form to be agreed between the Parties.

“Purchased Securities” means the total amount of Securities specified by the Purchaser in each Purchase Notice, based on the At-the-Market Value.

“Purchase Notice” means a formal notification, in form attached as Exhibit A hereto, by the Purchaser to the Company specifying the number of Securities to be purchased pursuant to the terms of this Agreement, within the limitations of the Commitment Amount.

“Purchase Price” means the applicable dollar amount of the Securities being purchased by Purchaser pursuant to an applicable Purchase Notice and calculated by multiplying the Purchased Shares by the current At-the- Market Value.

“Reliance Letter” is a directive provided by the Company’s counsel instructing for the Transfer Agent to rely on an external legal opinion, if required, regarding the validity of share issuances under this Agreement if deemed necessary by both parties.

“SEC” means the U.S. Securities and Exchange Commission.

“Share Reservation Instructions” means the obligation for the Company to reserve shares equivalent to the Commitment Amount within five (5) Business Days of signing this Agreement, confirmed by a statement from the Transfer Agent.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Trading Day” means any day on which the principal Trading Market is open for trading.

“Transaction Documents” mean this Agreement, the Purchase Notice, the Share Reservation Instructions, the ITAI, the Blanket Opinion Letter, the Blanket Issuance Authorization, and the Medallion Signature Waiver.

“Transfer Agent” means Continental Stock Transfer & Trust Co.

“Total Outstanding Shares” means the total number of issued and outstanding shares of the Company’s Common Stock as verified by the Transfer Agent at the time of Closing pursuant to this Agreement.

Exhibits:

Exhibit A – Purchase Notice

Exhibit B – Issuance Authorization

Exhibit C - Irrevocable Transfer Agent Instruction Letter & Medallion Signature Waiver

Exhibit D - Legal Opinion Letter

ARTICLE II

PURCHASE AND SALE OF SECURITIES

2.1	PURCHASE AND SALE

2.1.1	Timing of Closing

Each Closing shall take place on the Business Day following the Company’s delivery of the Purchased Shares, as outlined in the applicable Exhibit A “Purchase Notice.” The Purchaser shall have the right to deliver a Purchase Notice to the Company at any time during the Commitment Period, provided that the Purchaser cannot deliver a Purchase Notice resulting in aggregate purchases exceeding $5,000,000. For purposes of the initial Closing, the calculation of the At-the-Market Value shall mean $1.38 per share; provided, however, if there is at least a 20% reduction in the price per share of the Company’s Common Stock on the Closing Day, the At-the-Market Value may be amended upon the mutual consent of the parties.

2.1.2	Form of Payment; Deliveries & Closing Values

1. Delivery of Exhibit A: The Purchaser shall deliver a fully executed Exhibit A to the Company, directing the Company to deliver the applicable shares to the Purchaser through a rush DWAC based or DRS on the Purchaser’s instructions.

2. Transfer and Clearing: Upon receipt of Exhibit A, the Company shall instruct the Transfer Agent to credit the number of Purchased Securities to the Purchaser’s designated DWAC account.

3. Closing and Pricing: The Closing shall take place on the next business day after the shares have been delivered by the Transfer Agent. The Closing Values shall be confirmed based on the at-the-market price on the day of Closing.

2.1.3	Limitation on Purchase Orders.

The Parties hereby agree that each Purchase Notice shall be subject to the Beneficial Ownership Limitation, and that any Securities included on a Purchase Notice in excess of the Beneficial Ownership Limitation shall be delivered as Pre-Funded Warrants.

2.1.4	Delivery Failure of Securities

In the event that the Purchased Securities are not delivered within one (1) Business Day upon receipt of the Purchase Notice and payment of the Purchase Price (a “Delivery Failure”), the Purchaser shall be entitled to the following remedies, in its sole discretion:

a.	Purchase Price Adjustment. In the event of a Delivery Failure, the Purchaser has the right, in its sole discretion, to adjust the Purchase Price to match the then-current At-the-Market Value (the “Purchase Price Adjustment”). If the Purchaser elects to exercise its right to the Purchase Price Adjustment pursuant to this Section 2.1.4, (i) the Purchaser shall deliver an updated Purchase Notice to the Company reflecting the difference in Purchase Price and (ii) the Company shall remit the difference in Purchase Price to the Purchaser.

b.	Daily Penalty for Delivery Failure. In the event of a Delivery Failure, the Company shall remit to the Purchaser a four percent (4%) penalty on the Purchase Price (“Daily Penalty”), with such penalty accruing daily, up to a maximum of ten (10) Business Days until the Company delivers the number of Securities specified in such Purchase Notice.

c.	Extended Delivery Failure: If a Delivery Failure extends beyond two (2) Business Days, the Purchaser shall be entitled to additional compensation for any damages or trading losses directly resulting from the Delivery Failure, as substantiated by written evidence. The Purchaser may submit substantiated documentation, including but not limited to records of broken trades, trade confirmations, and any other complications arising from the delay, along with a detailed accounting of fees and losses incurred due to the extended Delivery Failure. The amount of any additional compensation pursuant to this Section 2.1.4(c) shall be reduced by the amount of any Daily Penalty.

2.1.5	Delivery Failure of Purchase Price

In the event that the Purchaser fails to deliver the Purchase Price upon Closing, but the Securities have already been delivered to the Purchaser, the Company reserves the right to cancel the applicable Purchase Notice. Upon such cancellation, the Purchaser is required to remit the Purchased Securities to the Company’s Transfer Agent.

2.2	CONDITIONS TO PURCHASER’S OBLIGATIONS

2.2.1. The Purchaser’s obligation to purchase the Securities is subject to each of the following conditions at or prior to each Closing:

d.	Effectiveness of Registration Statement: The Registration Statement must be effective and must remain effective for the issuance of Securities as of each Closing Date.

e.	Accuracy of Representations and Warranties: All representations and warranties made by the Company in this Agreement shall be true and correct in all material respects as of each Closing Date.

f.	Performance of Covenants: The Company shall have performed, satisfied, and complied with all covenants, agreements, and conditions required by this Agreement in all material respects.

g.	Executed Transaction Documents: The Purchaser shall have executed and delivered all required Transaction Documents and submitted a Purchase Notice pursuant to the terms of this Agreement.

2.3	CONDITIONS TO COMPANY’S OBLIGATIONS

2.3.1 The Company’s obligation to issue and sell the Shares is subject to the fulfillment of each of the following conditions at or prior to each Closing:

a.	Delivery of Purchase Price: The Purchaser shall have delivered the Purchase Price in accordance with the instructions provided by the Company.

b.	Accuracy of Representations and Warranties: All representations and warranties made by the Purchaser in this Agreement shall be true and correct in all material respects as of each Closing Date.

c.	Performance of Covenants: The Purchaser shall have performed, satisfied, and complied with all covenants, agreements, and conditions required by this Agreement in all material respects.

d.	Submission of Purchase Notice: The Purchaser shall have submitted a Purchase Notice accurately showing the Purchased Securities and the Purchase Price for such Closing based on the then-current At-the-Market Value.

ARTICLE III

COVENANTS, REPRESENTATIONS AND WARRANTIES

1.1	COMPANY REPRESENTATIONS AND WARRANTIES

The Company hereby represents and warrants to the Purchaser, acknowledging that the Purchaser is relying on these covenants and representations as a material inducement to enter into this Agreement:

1.1.1	Corporate Status and Authorization

The Company is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation. The Company has all requisite corporate power and authority to enter into this Agreement, perform its obligations hereunder, and consummate the transactions contemplated by this Agreement. This Agreement constitutes the valid and binding obligation of the Company, enforceable against it in accordance with its terms.

1.1.2	Valid Issuance

The issuance of the Securities have been duly authorized and, upon issuance and payment in accordance with the terms of the Transaction Documents, shall be validly issued, fully paid and non-assessable and free from all liens and encumbrances.

1.1.3	No Conflict

The execution, delivery, and performance of this Agreement by the Company, including the issuance of the Securities, will not result in (i) a violation of the Company’s governing instruments, (ii) a breach of any agreement to which the Company is a party, or (iii) a violation of any law or governmental order applicable to the Company.

1.1.4	SEC Compliance

The Company is in compliance with all periodic reporting requirements of the SEC under the Exchange Act. The Company has filed all reports required to be filed under the Exchange Act and has not received any notification from the SEC or any other regulatory authority indicating any deficiency in compliance with applicable regulations.

3.2.1	No Material Non-Public Information

The Company represents that it has reviewed and understands the Purchaser’s “Chinese Wall Policy” and has not, and will not, disclose any material non-public information (“MNPI”) that could impact the Purchaser’s ability to trade the Company’s stock. The Company shall promptly notify the Purchaser if it becomes aware of any inadvertent disclosure of MNPI and take all necessary actions to remediate the disclosure.

3.2.2	Reservation of Shares

The Company shall at all times maintain a reserve from its duly authorized shares of Common Stock sufficient to enable the full issuance and exercise of the Securities under this Agreement.

3.2.3	Compliance with Laws

The Company shall comply in all material respects with all applicable federal, state, and local laws and regulations, including securities laws, and shall maintain all licenses and permits necessary to conduct its business.

1.1.5	No Violation of Others’ Rights

The Company’s execution and performance of this Agreement does not conflict with or violate any rights of any third party, including creditors and shareholders of the Company, or result in the creation of any lien or encumbrance on any assets or properties of the Company.

3.3	PURCHASER REPRESENTATIONS AND WARRANTIES

The Purchaser represents and warrants to the Company, acknowledging that the Company is relying on these covenants and representations as a material inducement to enter into this Agreement:

3.3.1	Accredited Investor Status

The Purchaser represents and warrants that it is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act, or a “qualified institutional buyer” as defined in Rule 144A under the Securities Act.

3.3.2	Authority and Authorization

The Purchaser has all necessary power and authority to enter into this Agreement, perform its obligations hereunder, and consummate the transactions contemplated by this Agreement. This Agreement constitutes the valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms.

3.3.3	No Conflicts

The execution, delivery, and performance of this Agreement by the Purchaser do not (i) conflict with any governing documents of the Purchaser, (ii) breach any contract or agreement to which the Purchaser is a party, or (iii) violate any applicable law or governmental regulation.

3.3.4	Compliance with Securities Laws

The Purchaser shall comply with all applicable securities laws in connection with the purchase of Securities under this Agreement. The Purchaser represents that it understands the securities laws applicable to the purchase, holding, and disposition of the Securities.

3.3.5	No Material Non-Public Information

The Purchaser acknowledges that it is not receiving any MNPI from the Company or any representative of the Company and agrees not to solicit MNPI from the Company or its representatives.

3.3.6	Access to Information

The Purchaser has had access to the Company’s filings with the SEC and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the transactions contemplated hereby, (ii) access to information about the Company sufficient to enable it to evaluate its investment, and (iii) the opportunity to obtain such additional information as it has deemed necessary to make an informed investment decision. With the exception of the covenants, representations and warranties of the Company contained in this Section 3, the Purchaser is not relying on any other statements, covenants, representations or warranties to enter in this Agreement.

3.3.7	No General Solicitation

The Purchaser represents that it was not solicited by any form of general solicitation or general advertising in connection with its purchase of the Securities, including, but not limited to, any advertisement, article, notice, or other communication published in any newspaper, magazine, or similar media, or broadcast over television, radio, or the internet.

ARTICLE IV

RIGHTS AND ENTITLEMENTS

4.1	COMPANY RIGHTS AND ENTITLEMENTS

The Company shall have the following rights and entitlements under this Agreement:

4.1.1	Right to Refuse for Non-Compliance

The Company shall have the right to refuse any Purchase Notice or other instructions from the Purchaser if it determines, in good faith, that such notice or instruction does not comply with the terms of this Agreement or applicable securities laws. The Company shall notify the Purchaser in writing of the basis for any such refusal within one (1) Business Day of receipt of the Purchase Notice.

4.1.2	Right to Monitor Purchaser Compliance

The Company shall have the right to verify the Purchaser’s compliance with applicable securities laws, including, but not limited to, determining the Purchaser’s adherence to accreditation standards. The Company shall conduct any such verification in a commercially reasonable manner and without undue interference with the Purchaser’s operations.

4.1.3	Right to Withdraw Registration Statement

The Company shall have the right to withdraw or suspend the Registration Statement at any time due to changes in applicable securities laws, regulatory orders, or significant corporate events, provided that it promptly notifies the Purchaser and takes all reasonable actions to minimize any adverse effects on the Purchaser.

4.2	PURCHASER RIGHTS AND ENTITLEMENTS

The Purchaser shall have the following rights and entitlements under this Agreement:

4.2.1	Right of First Refusal and Restriction on Additional Issuances

a.	Restriction on Additional Issuances. Provided that the Purchaser completes the purchase of the Commitment Amount on or before the tenth Business Day following the first Closing, the Company agrees that during the Restricted Period, it shall not directly or indirectly issue, offer, sell, grant any option or right to purchase, or otherwise dispose of (or announce any intention to issue, offer, sell, grant, or otherwise dispose of) any equity securities or equity-linked securities (including, without limitation, convertible securities, options, warrants, or rights to acquire equity securities, collectively, “Additional Issuances”), except as permitted under Section 4.2.1.b. below.

b.	Right of First Refusal. During the Restricted Period, prior to undertaking any Additional Issuance, the Company shall first offer to the Purchaser the right to purchase its pro-rata share of such Additional Issuance on the same terms and conditions proposed by the Company (the “Offer”).

(i) Delivery of Offer Notice: The Company shall deliver a written notice (the “Offer Notice”) to Liqueous LP describing the proposed terms and conditions of the Additional Issuance, including the amount and type of securities, the price, and any other material terms.

(ii) Response Period: Purchaser shall have ten (10) Business Days from receipt of the Offer Notice to accept the Offer in whole or in part by delivering written notice to the Company.

(iii) Issuance to Third Parties: If Purchaser declines the Offer or does not respond within the ten (10) Business Day period, the Company may proceed with the Additional Issuance on terms no more favorable than those described in the Offer Notice. If the Company does not consummate the Additional Issuance within thirty (30) days after the expiration of the Response Period, the Additional Issuance shall be deemed a new issuance subject to the terms of this Section 4.2.1.b.

c.	Exceptions to Restriction on Additional Issuances. The restrictions in this Section 4.2.1 shall not apply to:

(i) Issuances in connection with mergers, acquisitions, joint ventures, licensing agreements, or other strategic partnerships approved by the Board of Directors;

(ii) Issuances pursuant to equity compensation plans approved prior to the Effective Date, provided such plans remain unamended during the Restricted Period;

(iii) Shares issued upon the valid conversion or exercise of securities outstanding as of the Effective Date, provided no terms of such securities are amended in any way that adversely affects Liqueous LP; or

(iv) Issuances of Common Stock or pre-funded warrants for an aggregate purchase price not exceeding $500,000, provided such issuance is first offered to Liqueous LP in accordance with Section 4.2.1.b.

d.	Duration of Restricted Period. The “Restricted Period” shall commence on the Effective Date and expire on:

(i) The date that is ten Business Days following the date on which the Purchaser has purchased securities equal to the Commitment Amount under this Agreement.

e.	Mutual Waiver. The Company and the Purchaser may mutually agree, in writing, to waive the rights and obligations set forth in this Section 4.2.1 with respect to any particular Additional Issuance or to modify the terms of the Offer Notice and Response Period for such issuance.

ARTICLE V

MISCELLANEOUS

5.1	ARBITRATION

Any dispute, controversy, or claim arising out of, relating to, or in connection with this Agreement, including any question regarding its existence, validity, or termination, shall be resolved through binding arbitration. The arbitration shall be conducted in New York County, New York before a single arbitrator experienced in securities matters, in accordance with the commercial arbitration rules of the [American Arbitration Association then in effect. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

5.2	LIMITATION OF LIABILITY

Each Party’s aggregate liability to the other Party arising out of or relating to this Agreement, whether in contract, tort (including negligence), breach of statutory duty, or otherwise, shall be limited to the Commitment Amount. In no event shall either Party be liable to the other for any indirect, incidental, consequential, special, or punitive damages, including lost profits or business opportunities, even if advised of the possibility of such damages.

5.3	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of law principles. Both Parties agree to submit to the exclusive jurisdiction of the state and federal courts located within New York County, New York for the purposes of enforcing any arbitration award under this Agreement or for any other actions not subject to arbitration.

5.4	ENTIRE AGREEMENT

This Agreement, together with all exhibits and schedules attached hereto, constitutes the entire understanding between the Parties with respect to the subject matter hereof, superseding all prior negotiations, discussions, agreements, and understandings, whether written or oral. No modification, amendment or waiver of any provision of this Agreement shall be effective unless in writing and signed by the Parties.

5.5	SEVERABILITY

If any provision or portion of this Agreement is found to be invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable, such provision in any other jurisdiction. The remaining provisions of this Agreement shall remain in full force and effect, and the invalid or unenforceable provision shall be amended or replaced by a valid, enforceable provision that most closely achieves the Parties’ original intent.

5.6	WAIVER

No waiver by either Party of any breach or non-fulfillment of any provision of this Agreement shall be deemed to be a waiver of any subsequent breach or non-fulfillment, and no waiver shall be effective unless it is in writing and signed by the waiving Party.

5.7	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Signatures delivered via electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

5.8	FORCE MAJEURE

Neither Party shall be liable for any delay or failure to perform its obligations under this Agreement (except for payment obligations) if such delay or failure is due to events beyond the reasonable control of the affected Party, including acts of God, fire, flood, war, terrorism, government action, labor disputes, or other similar events.

5.9	NOTICES

All notices or other communications required or permitted under this Agreement shall be in writing and shall be deemed effectively given (i) upon personal delivery to the Party to be notified, (ii) when sent by email or facsimile if sent during regular business hours of the recipient, or (iii) one (1) Business Day after deposit with a reputable overnight courier, specifying next-day delivery, with written verification of receipt. Notices shall be sent to the respective Parties at the addresses set forth below or to such other address as may be designated by a Party in writing.

5.10	HEADINGS

The headings in this Agreement are included for convenience of reference only and shall not affect the interpretation of this Agreement.

5.11	COUNTERPARTS; ELECTRONIC SIGNATURES

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail, or other electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Securities Purchase Agreement as of the Execution Date.

COMPANY:

Spectral AI, Inc.

By:
Name:	J. Michael DiMaio, MD
Title:	Chairman of the Board of Directors

PURCHASER:

Liqueous LP

By:
Name:	Jacob Fernane
Title:	Managing Member of Liqueous LP

EXHIBIT A

PURCHASE NOTICE

This Purchase Notice is issued pursuant to the Securities Purchase Agreement dated 11/18/2024 (the “Agreement”) by and between Spectral AI, Inc. (the “Company”) and Liqueous LP (the “Purchaser”). Defined terms herein shall have the meanings ascribed to them in the Agreement.

1.	Date of Purchase Notice

●	Date: 11/15/2024

2.	Requested Purchase Details

●	Number of Shares: 920,000

●	Number of Pre-Funded Warrants: 725,000

●	Total Number of Common Stock: 1,645,000

●	Aggregate Purchase Amount: $2,270,100

3.	Purchase Price

At The Market Value:  $1.38

4.	Settlement Instructions

Delivery Instructions: Pursuant to Article 2, the Company shall DWAC the 920,000 shares of Common Stock to the Purchaser’s settlement instructions below.

DWAC Instructions:

Account Name:

Broker Name:

DTC Participant#:

Account Number:

EIN:

5.	Payment Details

●	Payment Method/Closing: Wire Transfer - The aggregate purchase amount is due on or before closing, subject to adjustments, if applicable.

Purchaser:
Liqueous LP

By:
Name:	Jacob Fernane
Title:	Managing Member of Liqueous LP

Company Acceptance:
Spectral AI, Inc.

By:
Name:	J. Michael DiMaio, MD
Title:	Chairman of the Board of Directors